Exhibit 99.1

PRESS RELEASE

Contacts:	Alfred J. Novak
Chief Executive Officer
(770) 717-6096

NOVOSTE ANNOUNCES FOURTH QUARTER AND YEAR END 2003

FINANCIAL RESULTS

NORCROSS, GA., March 10, 2004 – Novoste Corporation (NASDAQ: NOVT) today reported its financial results for the quarter and year ended December 31, 2003.

The Company reported that GAAP (Generally Accepted Accounting Principles) net revenue for the full year 2003 was $62.9 million compared to $69 million in 2002. Starting in the third quarter of 2003 revenue was negatively impacted by the introduction of drug-eluting stents (DES). Net revenues in the year were positively impacted by reserves for catheter exchanges of $2.2 million, so that adjusted net revenues for 2003 were $60.7 million. This compared to adjusted net revenues of $71.1 million for the year 2002. A reconciliation of GAAP to “as adjusted” results is included in the attached financial statements.

On a GAAP basis, the Company reported a net loss in 2003 of $0.9 million, or $0.05 per diluted share compared to a net loss of $13.1 million, or $0.80 per diluted share for the year 2002. Results for the year 2003 were increased by revenue recognized from a reduction in the catheter exchange reserve established in 2002, however, this adjustment was offset by expenses associated with the reduction in force that occurred during 2003. Adjusted net loss for the year was $2.1 million, or $0.13 per diluted share, and reflected the exclusion of these items. This 2003 loss compares to an adjusted loss of $4.2 million, or $0.26 per diluted share for the year ending December 31, 2002. The reduction in losses is a result of the steps taken by management to downsize the Company in 2003 to match its present operational requirements, and other measures taken to lower the Company’s cost structure.

For the fourth quarter ended December 31, 2003, Novoste reported GAAP net revenue of $11.1 million compared to $14.6 million reported for the fourth quarter of 2002. There was no revenue reserve adjustment in the fourth quarter 2003, and therefore the $11.1 million in revenues can be compared to fourth quarter 2002 adjusted revenues of $16.0 million. Revenues for the quarter continue to be adversely affected by the accelerated use of DES as stated earlier. Net loss for the fourth quarter 2003 was $2.6 million, or $0.16 per diluted share, compared to a GAAP net loss of $4.6 million, or $0.29 per diluted share, and compared to an adjusted loss of $3.3 million, or $0.21 per diluted share for the fourth quarter 2002.

Gross margin in fourth quarter 2003 was 51%, and was in line with the adjusted gross margin for the fourth quarter of 2002. Adjusted gross margin for the year 2003 was 60% compared to 61% in the year 2002. Operating expenses were $8.3 million for the fourth quarter 2003, down from $11.9 million in the fourth quarter of 2002. Research and development (R&D) expenses were $2.6 million, down from $3.7 million in the fourth quarter 2002, reflecting decreased spending on engineering and clinical trials. Selling, general and administrative (SG&A) expenses were $5.7 million in the quarter, down from $8.2 million in the fourth quarter last year.

The Company ended the year with net cash and short-term investments of $39.4 million compared to $33.6 million at December 31, 2002, an increase in cash of $5.8 million.

Al Novak, President and Chief Executive Officer, commented on the Company’s financial performance: “The fourth quarter has proven to be as challenging as the third quarter given the momentum of drug eluting stents (DES). It was always clear that DES would be used aggressively by physicians, and we expect that as physicians determine the best use of these devices, they will continue to use vascular brachytherapy (VBT) to treat those patients where in-stent restenosis occurs. As we have reported in the third quarter, in anticipation of the impact of DES, we took steps to downsize the Corporation. We are proud of the fact that we generated cash from operations for the year and believe that we are sufficiently disciplined to manage our resources going forward. We have made very difficult decisions in assuring that the company is properly sized for the business opportunity we have and we will continue to do so.

As part of this process and as a result of insufficient enrollment, we have decided to suspend our Bravo II Trial. Bravo II attempted to demonstrate the utility of VBT for keeping arterial venous (AV) grafts from occluding. While we learned from the cohort of patients in Bravo I that VBT did have an effect in reducing interventions, it did not have an effect on graft life. Because of this, we do not believe there is economic justification for the use of VBT for these patients leading us to conclude that suspending the trial was appropriate.

We have made headway in attempting to reposition Novoste in Cardiology. We have several potential distribution opportunities to leverage our very capable sales force and we have reviewed several acquisition opportunities.

Novoste is and will continue to be significantly challenged by the good performance of drug-eluting stents, which reduces in-stent restenosis, the area where our product is approved for use. We have shown discipline in defending this business and continue to aggressively seek opportunities to reposition the Company for future growth.”

Non-GAAP Measures

Novoste uses non-GAAP measures, such as net income, as adjusted, fully diluted earnings per share, as adjusted, and net revenue, as adjusted. Novoste’s management believes that the presentation of these measures provides useful information to investors. Among other things, these measures may assist investors in evaluating the Company’s operations, period over period. The measures exclude such items as reserves for catheter exchanges, restructuring charges or other expenses that might be considered by some investors as extraordinary for the period. Management uses these measures internally for evaluation of the performance of the business, including allocation of resources and evaluation of results relative to employee performance compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

Quarterly Conference Call Webcast

The Company has scheduled a conference call for 10:00 A.M. Eastern time on Wednesday, March 10, 2004 to discuss its fourth quarter 2003 results. Interested parties may access the conference call by visiting the Investor Relations page of Novoste’s website at http://www.novoste.com. Listeners are advised to visit the website at least 15 minutes early to download and install any necessary audio software. An archived copy of the call will be available for a period of one week after the call on the Company’s website.

About Novoste Corporation

Novoste Corporation, based in Atlanta GA, develops advanced medical treatments for coronary and vascular diseases and is the worldwide leader in vascular brachytherapy. The Company’s Beta-Cath™ System is commercially available in the United States, as well as in the European Union and several other countries. Novoste Corporation shares are traded on the NASDAQ National Stock Market under the symbol NOVT. For general company information, please call (770) 717-0904 or visit the Company’s website at www.novoste.com.

Forward Looking Statements

Statements made in this press release that look forward in time or that express management’s beliefs, expectations or estimates regarding future occurrences are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in these forward-looking statements based upon known and unknown risks and uncertainties, including continued market acceptance of the Beta-Cath™ System, continued demonstration of safety, efficacy, and device performance in post-market surveillance studies, competition and technological changes. These and other risks are detailed in documents filed by Novoste with the SEC including its Form 10-K for the year ended December 31, 2002 and its Form 10-Q for the quarter ended September 30, 2003. The Company does not undertake to update its forward-looking statements.

- FINANCIAL HIGHLIGHTS TO FOLLOW -

NOVOSTE CORPORATION

CONDENSED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per-share data)	2003	2002	2003	2002
Net revenue	$11,056	$14,618	$62,901	$69,030
Cost of Sales	5,394	7,646	24,315	27,313
Impairment charge	—	—	—	6,900

Gross margin	$5,662	$6,972	$38,586	$34,817

Operating expenses
Research and development	2,624	3,676	11,986	13,300
Sales and marketing	3,908	6,261	19,485	26,875
General and administrative	1,816	1,935	8,237	8,335

Total operating expenses	8,348	11,872	39,708	48,510

Loss from operations	(2,686)	(4,900)	(1,122)	(13,693)
Other income	48	285	254	642

Net loss	$(2,638)	$(4,615)	$(868)	$(13,051)

Basic loss per share	$(0.16)	$(0.29)	$(0.05)	$(0.80)

Fully diluted loss per share	$(0.16)	$(0.29)	$(0.05)	$(0.80)

Shares used in computing basic net income per share	16,319	16,196	16,313	16,268

Shares used in computing fully diluted net income per share	16,319	16,196	16,313	16,268

SUPPLEMENTARY REVENUE DATA AND

RECONCILIATION OF GAAP AMOUNTS TO ADJUSTED AMOUNTS:

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per-share data)	2003	2002	2003	2002
GAAP Net revenue
Catheters & accessories
Domestic	$9,656	$13,526	$57,151	$60,564
International	$1,130	$714	$4,527	$3,964

	$10,786	$14,240	$61,678	$64,528

Lease revenue:
Domestic	147	368	834	4,188
International	123	10	389	314

	270	378	1,223	4,502

Total GAAP Net revenue:
Domestic	9,803	13,894	57,985	64,752
International	1,253	724	4,916	4,278

	$11,056	$14,618	$62,901	$69,030

Adjustment items:
Catheter exchange reserve (net)	—	1,400	(2,213)	2,150

Net revenue, as adjusted	$11,056	$16,018	$60,688	$71,180

GAAP Net loss	$(2,638)	$(4,615)	$(868)	$(13,051)

Adjustment items:
Restructuring and impairment charge on assets	—	—	761	6,900
Reserve for catheter exchanges (net)	—	1,275	(2,013)	1,950

Net loss, as adjusted	$(2,638)	$(3,340)	$(2,120)	$(4,201)

GAAP fully diluted loss per share	$(0.16)	$(0.29)	$(0.05)	$(0.80)

Restructuring and impairment charge on assets	—	—	0.04	0.42
Reserve for catheter exchanges	—	0.08	(0.12)	0.12

Fully diluted loss per share, as adjusted	$(0.16)	$(0.21)	$(0.13)	$(0.26)

NOVOSTE CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

(in thousands, except per-share data)	December 31, 2003	December 31, 2002
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$39,402	$33,575
Other current assets	8,125	11,671

Total current assets	47,527	45,246
Property and equipment, net	6,997	9,542
Radiation and transfer devices, net	6,304	11,353
Other assets	579	1,379

Total assets	$61,407	$67,520

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$8,163	$14,750
Long term liabilities	—	5
Stockholders’ equity	53,244	52,765

Total liabilities and stockholders’ equity	$61,407	$67,520